                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              3COM CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                                     [LOGO]

                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 29, 1994

TO THE SHAREHOLDERS:

    Please take notice that the Annual Meeting of the Shareholders of 3Com Corporation, a California corporation (the "Company"), will be held on Thursday, September 29, 1994, at 10:30 a.m. at the Company's facility at 5400 Bayfront Plaza, Santa Clara, California for the following purposes:

    1.  To elect four (4) Class II directors to hold office for a two-year term.

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending May 31, 1995.

    3.  To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on July 31, 1994 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          [sig]

                                          MARK D. MICHAEL
                                          SECRETARY
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Santa Clara, California
August 23, 1994

                                3COM CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD SEPTEMBER 29, 1994

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                             PAGE
GENERAL INFORMATION........................................................................................           1

ELECTION OF DIRECTORS......................................................................................           3

EXECUTIVE COMPENSATION AND OTHER MATTERS...................................................................           6
        Executive Compensation.............................................................................           6
        Stock Option Plan Information......................................................................           8
        Employment and Change of Control Arrangements......................................................           8
        Compensation of Directors..........................................................................           8
        Compensation Committee Interlocks and Insider Participation........................................           9
        Compliance with Section 16(a) of the Securities Exchange Act of 1934...............................           9

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.............................................           9
        Summary of Compensation Policies for Executive Officers............................................           9

COMPARISON OF SHAREHOLDER RETURN...........................................................................          12

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................          13

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING...............................................          13

TRANSACTION OF OTHER BUSINESS..............................................................................          13

                                3COM CORPORATION
                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145

                                PROXY STATEMENT

    The accompanying proxy is solicited by the Board of Directors of 3Com Corporation, a California corporation (the "Company" or "3Com"), for use at the Annual Meeting of Shareholders to be held on Thursday, September 29, 1994, at 10:30 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the Company's facility at 5400 Bayfront Plaza, Santa Clara, California. The Company's telephone number is (408) 764-5000. The date of this Proxy Statement is August 23, 1994, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

    ANNUAL REPORT. An annual report for the fiscal year ended May 31, 1994, is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only shareholders of record as of the close of business on July 31, 1994 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 32,289,110 shares of Common Stock of the Company issued and outstanding. On August 1, 1994 the Company announced a 2 for 1 stock split (payable in the form of a stock dividend) on each outstanding share on August 16, 1994. Shareholders may vote in person or by proxy. The stock-related numbers in this proxy statement predate the stock split and do not reflect it.

    Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of shareholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $6,000, plus out-of-pocket expenses.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for all nominees and in favor of the proposals. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of July 31, 1994, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of May 31, 1994 whose salary and bonus for the year ended May 31, 1994 exceeded $100,000, and (iii) all executive officers and directors of the Company as a group.

                                                                                                                        PERCENT OF
                                                                                              AMOUNT AND NATURE OF     COMMON STOCK
                                           NAME                                             BENEFICIAL OWNERSHIP (1)   OUTSTANDING
- - ------------------------------------------------------------------------------------------  ------------------------   ------------
James L. Barksdale                                                                                    30,000                *
Gordon A. Campbell                                                                                     2,625              *
Jean-Louis Gassee                                                                                     15,000              *
Jack L. Hancock                                                                                       21,100              *
Stephen C. Johnson                                                                                    66,000              *
Philip C. Kantz                                                                                       39,001              *
William F. Zuendt                                                                                     73,000              *
Eric A. Benhamou                                                                                     333,626                 1.0%
Robert J. Finocchio, Jr.                                                                             146,936              *
Ralph B. Godfrey                                                                                      45,741              *
Douglas C. Spreng                                                                                     45,863              *
Richard W. Joyce                                                                                      26,642              *
All directors and executive officers
 as a group (17 persons)                                                                           1,125,113                 3.4%

- - ------------------------
 *   Less than 1%.
(1) Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
     On August 1, 1994 the Company announced a 2 for 1 stock split on the shares outstanding on August 16, 1994. This table reflects share ownership prior to the announced stock split.
     Includes shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days of July 31, 1994, including options to acquire 30,000 shares of the Company's Common Stock held by Mr. Barksdale, options to acquire 2,625 shares held by Mr. Campbell, options to acquire 15,000 shares held by Mr. Gassee, options to acquire 21,000 shares held by Mr. Hancock, options to acquire 56,000 shares held by Mr. Johnson, options to acquire 33,737 shares held by Mr. Kantz, options to acquire 41,000 shares held by Mr. Zuendt, options to acquire 229,156 shares held by Mr. Benhamou, options to acquire 132,504 shares held by Mr. Finocchio, options to acquire 40,751 shares held by Mr. Godfrey, options to acquire 43,750 shares held by Mr. Spreng, options to acquire 26,642 shares held by Mr. Joyce, and options to acquire an aggregate of 925,114 shares of the Company's Common Stock held by directors and executive officers of the Company as a group.

    The following table sets forth certain information, as of July 31, 1994, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company.

                                              AMOUNT AND NATURE OF      PERCENT OF
                                              BENEFICIAL OWNERSHIP     COMMON STOCK
             NAME AND ADDRESS                         (1)               OUTSTANDING
- - -------------------------------------------  ----------------------  -----------------
FMR Corporation                                      4,843,870               15.0%
82 Devonshire Street
Boston, MA 02109

Investors Research Corporation                       3,100,000                9.6%
4500 Main Street
Kansas City, MO 64111

- - ------------------------

(1) To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
     On August 1, 1994, the Company announced a 2 for 1 stock split on the shares outstanding on August 16, 1994. This table reflects share ownership prior to the announced stock split.

                             ELECTION OF DIRECTORS

    The number of directors authorized by the Company's By-Laws is a range of from 6 to 11, with the exact number to be fixed by the Board. The exact number is currently fixed at 8. The Company's By-Laws provide that the directors shall be divided into two classes, as nearly equal in number as possible, with the classes of directors serving for staggered two-year terms. The four Class II directors to be elected at the 1994 Annual Meeting are to be elected to hold office until the 1996 annual meeting and until their successors have been elected and qualified.

    The nominees for election at the Annual Meeting of Shareholders to Class II of the Board of Directors are Mr. Barksdale, Mr. Benhamou, Mr. Campbell and Mr. Kantz. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

    If a quorum is present and voting, the four nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

    The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR A TERM EXPIRING IN 1996

                                                    PRINCIPAL OCCUPATION                                         DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE        SINCE
- - ------------------------  ------------------------------------------------------------------------      ---      ---------
James L. Barksdale        Mr. Barksdale has been employed as the President and Chief Operating              51        1987
                          Officer of McCaw Cellular Communications, Inc. since January 1992.
                          Previously, Mr. Barksdale had been employed by Federal Express
                          Corporation since 1979, initially as Senior Vice President-Data Systems and, after March 1983, as Executive Vice President and Chief Operating
                          Officer. Mr. Barksdale served as a director of Bridge Communications,
                          Inc. from April 1986 until that company combined with the Company in
                          1987. Mr. Barksdale also serves as a director of McCaw Cellular
                          Communications, Inc., The Promus Companies, Inc., Network Computing
                          Devices, Inc., and LIN Broadcasting Corporation.
Eric A. Benhamou          Mr. Benhamou has been President and Chief Executive Officer of the                38        1990
                          Company since April 1990 and September 1990, respectively. Mr. Benhamou became Chairman of the Board of Directors of the Company in July 1994.
                          Mr. Benhamou served as the Company's Chief Operating Officer from April
                          1990 to September 1990. From October 1987 through April 1990, Mr.
                          Benhamou held various general management positions within the Company.
                          Prior to that, Mr. Benhamou was a founder of Bridge Communications, Inc.
                          in September 1981 and held various executive positions in that company in the fields of engineering and product development, most recently as
                          Vice President, Engineering, until that company combined with the
                          Company in September 1987. Mr. Benhamou also serves as a director of
                          Cypress Semiconductor, Inc. Mr. Benhamou is a

                                                    PRINCIPAL OCCUPATION                                         DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE        SINCE
- - ------------------------  ------------------------------------------------------------------------      ---      ---------
                          member of the Board of Directors of Smart Valley, Inc. and serves as a member of the Board of Trustees of the Leavy School of Business, Santa
                          Clara University.

Gordon A. Campbell        Mr. Campbell was a founder and since 1993 has been President of                   50        1990
                          Techfarm, Inc., a new company formed to launch technology based start-up companies. Mr. Campbell was a founder of Chips and Technologies, Inc.
                          ("Chips"), a company that designs and distributes very large scale integrated circuit products, and has served as a director of Chips since
                          December 1984 and as Chairman of the Board of Chips since 1993. Mr.
                          Campbell also served as the President and Chief Executive Officer of
                          Chips from January 1985 to July 1993. Mr. Campbell was also a founder of
                          Seeq Technology, Inc., and, from January 1981 to October 1984, he served as that company's President and Chief Executive Officer. Mr. Campbell
                          also serves as a director of Bell Microproducts, Inc.
Philip C. Kantz           Mr. Kantz has been President, Chief Executive Officer and a director of           50        1992
                          Transcisco Industries, Inc., an industrial services company, since
                          February 1994. From October 1992 through September 1993, Mr. Kantz served as President and Chief Executive Officer of Genetrix, Inc., a
                          biotechnology services company. Mr. Kantz was President and Chief
                          Executive Officer of Itel Containers International Corporation from 1988 through 1991. Previously, Mr. Kantz was President of Transportation and
                          Industrial Funding Corporation and Senior Vice President and General
                          Manager of GE Capital from 1986 to 1988. In 1988, Mr. Kantz instigated the start up of an integrated waste management corporation, Mine
                          Reclamation Corporation, and currently serves as Chairman of that company's board of directors. Mr. Kantz also serves as a director of
                          Blue Cross of California, Genetrix, Inc. and Trans Ocean Ltd.

INCUMBENT CLASS I DIRECTORS SERVING FOR A TERM EXPIRING IN 1995

                                                    PRINCIPAL OCCUPATION                                         DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE        SINCE
- - ------------------------  ------------------------------------------------------------------------      ---      ---------
Jean-Louis Gassee         Mr. Gassee is the Chairman of the Board and Chief Executive Officer of            50        1993
                          Be Incorporated, a personal computing technology company in the development stage, which he founded in October 1990. Previously, Mr.
                          Gassee was associated with Apple Computer, Inc. for 10 years. He served as the President of Apple Products, the research and development and manufacturing division of Apple, from August 1988 to February 1990. From
                          June 1987 to August 1988, and from June 1985 to June 1987, Mr. Gassee served, respectively, as Apple's Senior Vice President of research and development and Vice President of Product Development. Mr. Gassee
                          founded and was general manager of Apple's French sales subsidiary,
                          Apple Computer France SARL, from February 1981 to June 1985. Prior to joining Apple, Mr. Gassee was President and General Manager of the
                          French subsidiary of Exxon Corp., held several management positions with
                          Data General Corporation,

                                                    PRINCIPAL OCCUPATION                                         DIRECTOR
          NAME                                     DURING PAST FIVE YEARS                               AGE        SINCE
- - ------------------------  ------------------------------------------------------------------------      ---      ---------
                          and spent six years at Hewlett-Packard Company. Mr. Gassee is currently also a member of the board of directors of Cray Computer and Electronics
                          For Imaging, Inc.

Jack L. Hancock           Mr. Hancock retired as Executive Vice President of the Product and                64        1993
                          Technology Support Group of Pacific Bell in August 1993, after serving in that capacity since August 1990. Mr. Hancock joined Pacific Bell in
                          1988 as Vice President for Systems Technology. Prior to that, he was
                          Executive Vice President for Information Systems, Strategic Planning and
                          Human Resources at Wells Fargo Bank. Before that, he was Senior Vice
                          President for Management Information Systems at Chemical Bank, where he began work in 1978 after retiring from the United States Army with the rank of Major General. Mr. Hancock also serves as a director of Pyramid
                          Technology Corporation and Whittaker Corporation.
Stephen C. Johnson        Mr. Johnson has been President and Chief Executive Officer of Komag,              52        1989
                          Incorporated, a manufacturer of Winchester disk media, since 1983. Mr.
                          Johnson served as a director of the Company from June 1982 to September
                          1987; he stepped down from the Board when the Company combined with
                          Bridge Communications, Inc. and returned to the Board in 1989. Mr.
                          Johnson also serves as a director of Komag, Incorporated and Uniphase
                          Corporation.
William F. Zuendt         Mr. Zuendt is Vice Chairman of Wells Fargo & Company, a bank holding              47        1988
                          company. He has been responsible for Wells Fargo Bank's California branch system, credit card products, electronic banking, and consumer systems and operations since 1980, its real estate, commercial and corporate lending since 1991, and its trust and investment activities since 1993. He joined Wells Fargo in 1973. Mr. Zuendt is also a director of MasterCard International and Chairman of the Board of Trustees of
                          Golden Gate University.

    During the fiscal year ended May 31, 1994, the Board held seven (7) meetings. No director listed above who served on the Board in fiscal year 1994 attended fewer than 75% of the meetings of the Board and the Committees on which he served. The Board does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

    During the fiscal year ended May 31, 1994, the Company's Audit Committee met five (5) times. Its current members are Stephen C. Johnson and William F.
Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of the Company's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of the Company's internal audit department, and reviews and evaluates the Company's accounting systems, financial controls and financial personnel.

    During the fiscal year ended May 31, 1994, the Compensation Committee met four (4) times. Its current members are Gordon A. Campbell, Jack L. Hancock and Philip C. Kantz. Eric A. Benhamou serves as an EX OFFICIO member of the Compensation Committee. The Compensation Committee reviews salaries and other compensation arrangements for officers and other key employees of the Company, reviews the administration of the Company's stock option and stock purchase plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the

Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Compensation Committee Interlocks and Insider Participation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of May 31, 1994 whose total salary and bonus for the fiscal year ended May 31, 1994 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                                              -------------
                                                                                 AWARDS
                                                                              -------------
                                                       ANNUAL COMPENSATION     SECURITIES
               NAME AND                              -----------------------   UNDERLYING        ALL OTHER
          PRINCIPAL POSITION            FISCAL YEAR    SALARY     BONUS (1)      OPTIONS     COMPENSATION (2)
- - --------------------------------------  -----------  ----------  -----------  -------------  -----------------
Eric A. Benhamou                              1994   $  451,629   $  25,372       100,000              572
President and Chief                           1993      375,000      22,966       110,030              447
Executive Officer                             1992      375,000       4,431        80,135              429
Robert J. Finocchio, Jr.                      1994      318,499      18,599        60,000              629
Executive Vice President                      1993      300,000      18,373        69,960              519
Network Systems Operations                    1992      300,000       4,431        50,870              510
Ralph B. Godfrey                              1994      324,404          --         9,000              302
Vice President Channel                        1993      278,270          --        15,630              750
Sales, Americas (3)                           1992      274,428          --        15,185              790
Douglas C. Spreng                             1994      272,664      15,890        60,000            1,068
Vice President and General                    1993      225,457      13,780        10,000              615
Manager Network Adapter                       1992       56,250          18       110,000              229
Division
Richard W. Joyce                              1994      276,824          --        22,200               --
Vice President, Europe and                    1993      233,584          --        23,830               --
Asia/Pacific Rim and                          1992      277,393          --        17,185               --
President of 3Com Europe (4)

- - ------------------------
(1)  Entire  amount  shown   is  for  payments   made  under  the   Company-wide
     profit-sharing plan known as 3SHARE. Under that plan, the Company distributed approximately six percent (6%) of its income before taxes, after adjustment, at six month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. Unusual or non-operations related income or expenses were excluded in determining income before taxes for purposes of 3SHARE.

(2)  Represents life insurance premiums.

(3) Mr. Godfrey's salary for 1992, 1993 and 1994 include commission payments in the amount of $99,428, $103,270 and $148,864, respectively.

(4) Mr. Joyce's salary for 1992, 1993 and 1994 include commission payments in the amount of $34,526, $34,046 and $72,610, respectively. Compensation is paid to Mr. Joyce in Pounds Sterling. Amounts shown here reflect the foreign exchange rate in effect at the end of the respective fiscal year.

    The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1994 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN FISCAL YEAR 1994

                                                                                          POTENTIAL REALIZABLE
                                                                                                VALUE AT
                                                                                          ASSUMED ANNUAL RATES
                                 NUMBER OF    % OF TOTAL                                        OF STOCK
                                SECURITIES      OPTIONS                                  PRICE APPRECIATION FOR
                                UNDERLYING      GRANTED     EXERCISE                        OPTION TERM (3)
                                  OPTIONS    EMPLOYEES IN   PRICE PER  EXPIRATION   --------------------------------
             NAME               GRANTED (1)   FISCAL 1994   SHARE (2)     DATE            5%              10%
- - ------------------------------  -----------  -------------  ---------  -----------  --------------  ----------------
Eric A. Benhamou                   100,000         5.04%    $  25.875    06-01-03   $    1,627,265  $      4,123,809
Robert J. Finocchio, Jr.            60,000         3.03%       25.875    06-01-03          976,359         2,474,285
Ralph B. Godfrey                     9,000         0.45%       25.875    06-01-03          146,454           371,143
Douglas C. Spreng                   60,000         3.03%       25.875    06-01-03          976,359         2,474,285
Richard W. Joyce                    22,200         1.12%       25.875    06-01-03          361,253           915,486
All Shareholders (4)                N/A           N/A          N/A        N/A       $  961,418,353  $  2,436,422,869

- - ------------------------
(1) All of the above options are subject to the terms of the Company's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by the Company.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all shareholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period.

(4) Represents potential appreciation in aggregate shareholder value at the assumed annual rates of stock price appreciation over a ten-year period beginning May 31, 1994 based on the number of shares then outstanding, and using as a base value the $47 per share closing price of 3Com common stock on that date.

    The following table provides the specified information concerning option exercises during fiscal year 1994 and the exercisable and unexercisable options held as of May 31, 1994, by the persons named in the Summary Compensation Table:

                     AGGREGATED OPTION EXERCISES IN FISCAL
                      YEAR 1994 AND YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED            IN-THE-MONEY
                                    SHARES                       OPTIONS AT 5/31/94        OPTIONS AT 5/31/94 (1)
                                  ACQUIRED ON     VALUE      --------------------------  ---------------------------
              NAME                 EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- - --------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Eric A. Benhamou                      45,000   $  1,708,125     159,855        249,382   $  6,040,686   $ 7,516,500
Robert J. Finocchio, Jr.              60,000      2,391,500      90,909        152,009      3,421,078     4,587,328
Ralph B. Godfrey                      24,000      1,013,000      36,190         22,001      1,329,217       675,882
Douglas C. Spreng                     33,000      1,319,250      17,083        117,917        585,145     3,250,480
Richard W. Joyce                      18,500        725,238      21,000         36,715        652,692     1,031,321

- - ------------------------
(1) Based on a fair market value of $47.00 per share as of May 31, 1994, the closing sale price of the Company's Common Stock on that date as reported by the NASDAQ National Market System.

STOCK OPTION PLAN INFORMATION

    In July 1994, the Board of Directors of the Company adopted a new stock option plan and established a share reserve of 1,900,000, solely for the grant of nonqualified stock options to employees and consultants who are not executive officers or directors of the Company. The Company continues to maintain the 1983 Option Plan, which permits option grants to all employees, including executive officers. For the future, the Company anticipates that option grants under the 1983 Option Plan will be made exclusively to executive officers. As of July 31, 1994, approximately 1,325,409 shares of Common Stock were available for future option grants under the 1983 Option Plan.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Options granted under the 1983 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1983 Option Plan.

    Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of the Company where the Company is not the survivor or upon the sale of substantially all of the assets of the Company.

COMPENSATION OF DIRECTORS

    Members of the Board who are not employees of the Company received an annual retainer during fiscal 1994 as follows: Audit Committee members $13,000, Compensation Committee members $12,000, others $9,000; plus reimbursement of travel expenses for travel by members of the Board who reside out of the local area.

    Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase 15,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Director") or 20,000 shares if the Outside Director is Chairman of the Board. In addition, each Outside Director is automatically granted an option to purchase 6,000 shares of the Company's Common Stock upon becoming a member of the Audit or Compensation Committee. All options have a five year term, are immediately exercisable and vest over two years so long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the same number of shares of the Company's Common Stock is automatically granted to each Outside Director following the vesting in full of the option previously received.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1994, Messrs. Campbell, Hancock, Kantz and L. William Krause served as members of the Compensation Committee of the Company's Board of Directors. Mr. Hancock replaced Mr. Krause on the Compensation Committee in September 1993. Mr. Krause was formerly an officer of the Company. See "ELECTION OF DIRECTORS."

    In October 1993, 3Com invested approximately $2 million to purchase stock in a company founded and controlled by a corporation of which Mr. Campbell is the controlling shareholder, Chairman of the Board and President. Mr. Campbell is also acting Chief Executive Officer and a member of the Board of Directors of the company in which 3Com invested. 3Com has entered into an agreement with that same company under which 3Com is to buy products and provide related funding up to $1.1 million. In fiscal 1994, 3Com paid an aggregate of approximately $400,000 pursuant to the agreement. The company in which 3Com invested has entered a management services contract with Mr. Campbell's controlling corporation that provides that corporation a $15,000 monthly fee, reimbursement of costs, and a stock option to purchase approximately 4% of its stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with during 1993.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The goals of the Company's compensation program are to: (i) enable the Company to attract, retain and motivate highly-qualified employees and executive officers who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and, (iii) align incentives for executive officers with the interests of shareholders in maximizing shareholder value. The Company emphasizes paying for performance, cost-competitiveness and clarity in the communication of performance objectives. The Company annually reviews its compensation practices by comparing them to surveys of relevant competitors and sets objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing the Company in the global data networking market.

    The Company's compensation program for all employees includes both cash-and equity-based elements. Because equity-based compensation directly links the interests of management with the interests of our shareholders, equity-based compensation is the primary mechanism at the executive officer level for rewarding contribution to the short-and long-term success of the Company. Unlike many of its competitors, the Company does not have an individualized annual cash bonus plan and instead uses a risk-oriented, leveraged periodic grant of performance-based stock options to reward and motivate performance of the Company's executive officers.

  CASH COMPENSATION

    SALARY. The Company sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group including companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. Base pay is targeted at the 60th percentile of market on the basis of external salary data provided to the Company by independent surveys; individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to the Company's results. Total compensation, including equity-based compensation, is targeted at the market average for comparable positions.

    CASH PROFIT-SHARING. Executive officers are eligible to participate in the Company's profit-sharing plan, known as 3SHARE. The Company reserves a varying percentage of its pre-tax profit for distribution to employees, based on the view that there should be no payout at low levels of profit and, as the Company achieves higher levels of profit, a larger percentage should be reserved for the employee profit sharing plan. Unusual or non-operations related income or expenses may be excluded in determining pre-tax profit for purposes of 3SHARE.
In FY94,  3SHARE was  designed  to yield  approximately one  month's  additional salary  to  employees  when  the Company  achieves  fifteen  to  sixteen percent
(15-16%) operating profit. 3SHARE does not accrue below five percent (5%) operating profit. Under this plan the Company in FY94 distributed approximately six percent (6%) of its income before taxes at six month intervals to all non-commissioned employees worldwide, including executive officers, with individual payments determined pro rata based on salary level.

  EQUITY-BASED COMPENSATION

    Options granted to executive officers are subject to vesting restrictions that lapse in annual increments to motivate recipients to stay with the Company. Performance options granted by the Company after the end of a fiscal year at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve the Company and the price of the Company's stock subsequently increases. Initial or "new-hire" options are granted to executive officers when they first join the Company. Thereafter, additional options are granted to each executive officer on an annual basis as an equity bonus if specified individual and Company performance goals are achieved
("performance options"). The relevant performance goals and the range of potential option grants are established and communicated at the beginning of each fiscal year. The amount of actual options granted reflect the percentage of the Company's and the officer's objectives that are realized.

    Based on its policy that equity-based compensation should be the primary method for aligning incentives with performance and shareholder value, the Company annually establishes performance goals and the range of potential option grants for each executive officer. The purpose of using performance options is to focus the efforts of executive officers on predetermined specific goals and objectives that are of critical importance to the Company.

    The performance options granted to the Company's executive officers in FY94 were based upon the Company's success in attaining specific financial and operating objectives established for FY93 relating to business process cycle time reduction initiatives, growth in the Company's internetworking business, operating income performance, revenue, and earnings per share. Performance options granted in FY95 are based on the FY94 goals and objectives which included: overall revenues, revenues from specific product lines, earnings per share, and operating income. Likewise, performance options may be granted to the Company's executive officers in FY96 based upon their success in attaining specific financial and operating objectives established for FY95 in the areas of overall revenues, specific product line revenues, and earnings per share.

    Each metric included in the objectives for a year is assigned a weight and a range of minimum target and maximum results. The target size of the performance options offered to specific executive officers is based on comparable equity grant levels for equivalent positions at the Company's competitors for available executive talent. Upon completion of the fiscal year, the Company computes the total weighted result of the fiscal year performance metrics and multiplies each executive officer's target grant amount by that weighted result to determine the recommended grant amount, if any. The performance options granted to the Company's executive officers in FY95 are based upon the Company's success in meeting or exceeding its financial and operational targets for FY94 in the areas described above.

    In designing executive compensation for FY95, the Company retained an outside consultant to perform a comprehensive assessment of compensation for its Chief Executive Officer and to extend such methodology to other executive officers. The services rendered by the consultant to the Committee included surveying competitors' practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

    The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1983 Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section, the Committee concluded that the Section should not reduce the tax deductions available to the Company and that no changes to the Company's compensation program were needed in this regard.

  CEO COMPENSATION

    The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for FY94 of $451,629 reflects his position, duties and responsibilities. The CEO's salary increase in FY94 was based on the Compensation Committee's evaluation of his performance and the Company's performance. Under the provisions of the Company's profit-sharing plan, Mr. Benhamou was awarded $25,372. In FY94, the Company's performance was measured against goals for total revenues, product line revenues, earnings per share and operating income. The performance option for 72,800 shares received by Mr. Benhamou in FY95 was granted based on the Company's FY94 results and the corresponding computation of weighted results for determination of the option grant amount.

                                          THE COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          Gordon A. Campbell
                                          Jack L. Hancock
                                          Philip C. Kantz

                        COMPARISON OF SHAREHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's High Tech Composite Index for the period commencing on May 31, 1989 and ending on May 31, 1994.

    Comparison of Cumulative Total Return From May 31, 1989 through May 31, 1994
(1):

            3Com Corporation, Standard & Poor's 500 Stock Index and
                the Standard & Poor's High Tech Composite Index
     Comparison of Cumulative Total Return from May, 1989 Through May, 1994

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             3COM      S&P 500      S&P HIGH TECH COMPOSITE
1989             100        100                             100
1990              50        113                             108
1991              31        122                             104
1992              43        130                             105
1993              98        140                             120
1994             171        142                             131

- - ------------------------
(1) Assumes that $100.00 was invested on May 31, 1989 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated perio d should not be considered indicative of future shareholder returns.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has selected Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending May 31, 1995. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal year 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

    In the event ratification by the shareholders of the appointment of Deloitte & Touche LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

    In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1995.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 25, 1995, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [sig]

                                          MARK D. MICHAEL
                                          SECRETARY

August 23, 1994

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF

                             THE BOARD OF DIRECTORS

      The undersigned hereby appoints Eric A. Banhamou and Mark D. Michael, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Santa Clara, California 95052-8145 on Thursday,
September 29, 1994 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 23, 1994, and a copy of the Company's 1994 Annual Report to Shareholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE SHAREHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

       Please mark
 /X/   votes as in this
       example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:


 1.   ELECTION OF FOUR CLASS II
      DIRECTORS TO SERVE A TWO-YEAR
      TERM EXPIRING IN 1996
 Nominees: James L. Barkedale, Eric A.   2.   To ratify the appointment of
           Banhamou, Gordon A.                Deloitte & Touche LLP as                 FOR       AGAINST        ABSTAIN
           Campbell, Philip C. Kantz          independent public accountants for       / /         / /            / /
                                              the fiscal year ending May 31,
                                              1995.

                                         3.   With discretionary authority, upon
      FOR       WITHHELD                      such other matters as may properly
      / /         / /                         come before the meeting.


/ /
- - ---------------------------------------------
     For all nominees except as noted above.


                                         PLEASE COMPLETE, DATE AND SIGN THIS
                                         PROXY AND RETURN PROMPTLY IN THE
                                         ENCLOSED ENVELOPE.
 Please date and sign exactly as your
 name or names appear herein.
 Corporate or partnership proxies        Signature:               Date:
 should be signed in full corporate or             --------------      -------
 partnership name by an authorized
 person.  Persons signing in a           Signature:               Date:
 fiduciary capacity should indicate                --------------      -------
 their full title in such capacity.


                                       17